Exhibit 8
LINKLATERS LLP
1345 AVENUE OF THE AMERICAS
NEW YORK, NY 10105
December 18, 2009
Pravin Gordhan,
Minister of Finance of the Republic of South Africa
National Treasury
Private Bag X 115
Pretoria 0001
South Africa
Dear Mr. Gordhan:
          We have acted as special United States counsel to the Republic of South Africa in connection with its registration of $7,000,000,000 (or its equivalent in other currencies or composite currencies) aggregate principal amount of its Debt Securities (the “Debt Securities”).
          We hereby confirm to you that, in our opinion, the statements in the Prospectus included in the Registration Statement under Schedule B relating to the Debt Securities (the “Registration Statement”) under the caption “Description of Debt Securities—United States Taxation”, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Debt Securities.
          The foregoing opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and applicable regulations, rulings and judicial decisions, in each case as in effect on the date hereof, and this opinion may be affected by amendments to the Code or to the regulations thereunder or by subsequent judicial or administrative interpretations thereof. We express no opinion other than as to the federal income tax laws of the United States of America, and we undertake no responsibility to update or supplement our opinion.
          We hereby consent to the use of our name and filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission issued thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,
/s/ Linklaters LLP
Linklaters LLP